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                                                                 EXHIBIT 4.3(a)


                             REVOLVING CREDIT NOTE

  $15,000,000.00                                             St. Louis, Missouri
                                                             October 29, 1997

     FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, INTERLOTT TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of MERCANTILE BUSINESS CREDIT INC., a Missouri corporation ("Lender"), the principal sum of Fifteen Million Dollars ($15,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender to Borrower pursuant to the Loan Agreement referred to below. The aggregate principal amount of Revolving Credit Loans which Lender shall be committed to have outstanding under this Note at any one time shall not exceed Fifteen Million Dollars ($15,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement referred to below.

     Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note on the dates and at the rates set forth in the Loan Agreement referred to below. All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note as follows: (a) so long as no Event of Default under the Loan Agreement has occurred and is continuing, as directed by Borrower; and (b) so long as any Event of Default under the Loan Agreement has occurred and is continuing, in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.

     All payments of principal and interest under this Note shall be made in lawful currency of the United States at the office of Lender situated at 100 South Brentwood Boulevard, Suite 500, St. Louis, Missouri 63105, or at such other place as the holder of this Note may from time to time designate in writing.

     Lender shall record in its books and records the date and amount of each Revolving Credit Loan made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Revolving Credit Loan made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth in the absence of manifest error.

     Subject to the terms of the Loan Agreement referred to below, Borrower shall have the right to prepay all at any time or any portion form time to time of the unpaid principal of this Note prior to maturity, without penalty or premium.

     This Note is the Revolving Credit Note referred to in that certain Loan Agreement dated the date hereof by and between Borrower and Lender (as the same may from time to time be amended, modified, extended or renewed, the "Loan Agreement"). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement.

     This Note is secured by, among other things, that certain Security Agreement dated the date hereof and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified, extended or renewed, the "Security Agreement") and that certain Patent, Trademark and License Security Agreement dated the date hereof and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified, extended or renewed, the "Patent, Trademark and License Security Agreement"), to which Seucrity Agreement and Patent, Trademark and License Security Agreement reference
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is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

     If any Event of Default under the Loan Agreement shall occur and be continuing, then Lender's obligation to make additional Revolving Credit Loans under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

     In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Security Agreement of the Patent, Trademark and License Security Agreement, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating hereto, Borrower promises to pay to the order of Lender, in addition to all other amounts otherwise due hereon, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.

     This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

                                   INTERLOTT TECHNOLOGIES, INC.



                                   By /s/ Jerome J. Cain
                                     ----------------------------
                                   Title: Chief Executive Officer
                                         ------------------------

                                   By /s/ L. Rogers Wells
                                     ----------------------------
                                   Title: Chief Executive Officer
                                         ------------------------



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